Exhibit 99.1        Press Release dated February 8, 2021

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2020 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Pleasanton, CA – February 8, 2021 -

●	Fourth quarter net sales of $293.9 million increased 12.0% year-over-year
●	Fourth quarter net income per diluted common share of $0.68 increased 7.9% year-over-year
●	Declared a $0.23 per share cash dividend
●	2020 net sales of $1.27 billion increased 11.6% year-over-year
●	2020 net income per diluted common share of $4.27 increased 43.3% year-over-year
●	Returned $116.2 million to stockholders in 2020 through repurchases of the Company's common stock and dividends
Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter and full-year of 2020. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).
All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended December 31, 2020 with the quarter ended December 31, 2019 or the fiscal year ended December 31, 2020 with the fiscal year ended December 31, 2019.

2020 Fourth Quarter Financial Highlights

•Consolidated net sales of $293.9 million increased 12.0% from $262.5 million.
◦North America net sales of $249.1 million increased 9.8% from $226.8 million due to higher sales volumes to the home center channel, primarily due to the return of a home center customer and increased demand from new housing starts and repair and remodel activity. Canada's net sales increased primarily due to higher sales volumes in local currency and were slightly impacted by positive foreign currency translation.
◦Europe net sales of $41.8 million increased 24.9% from $33.5 million due to higher sales volumes in local currency and were positively affected by approximately $2.5 million in foreign currency translation related to Europe's currencies strengthening against the United States dollar.

•Consolidated gross profit of $123.7 million increased 12.4% compared to $110.1 million. Consolidated gross profit as a percentage of consolidated net sales increased to 42.1% from 41.9%.
◦North America gross profit margin decreased to 43.2% from 43.9%, primarily due to higher factory and overhead, warehouse and shipping costs, each as a percentage of net sales, which were partly offset by a decrease in material costs as a percentage of net sales.
◦Europe gross profit margin increased to 35.3% from 29.9%, primarily due to lower material and warehouse costs, partly offset by higher labor costs, each as a percentage of net sales.

•Consolidated income from operations of $39.5 million increased 7.8% compared to $36.6 million. The increase was primarily due to the increase in consolidated gross profit, partly offset by higher operating expenses including cash profit sharing and stock-based compensation expense resulting from favorable operating performance in the fourth quarter. Additionally, consolidated income from operations for 2019 included a $5.6 million gain on the sale of a selling and distribution facility, which contributed to the consolidated operating margins decreasing to 13.4% from 13.9%.
◦North America income from operations of $36.1 million decreased 1.8% compared to $36.8 million. Income from operations for 2019 included the $5.6 million gain on the sale of a selling and distribution facility noted above.
◦Europe income from operations of $1.3 million increased 145.8% compared to a loss of $2.8 million, primarily due to the increase in gross profit, partly offset by increased cash profit sharing expense.

•The Company's effective income tax rate increased to 25.6% from 22.3% due to the release of foreign valuation allowances in 2019.

•Net income was $29.6 million, or $0.68 per diluted share of the Company's common stock, compared to net income of $28.1 million, or $0.63 per diluted share.

•Cash flow provided by operating activities increased approximately $21.1 million to $77.5 million from $56.4 million.

•Cash flow used in investing activities increased approximately $15.8 million to $18.3 million from $2.5 million primarily due to higher proceeds on sale of property and equipment in 2019 including sale of a selling and distribution facility. Capital expenditures were $17.0 million compared to $8.2 million.

2020 Full-Year Financial Highlights

•Consolidated net sales of $1.27 billion increased 11.6% from $1.14 billion, primarily due to higher sales volumes and were positively affected by approximately $1.5 million in foreign currency translation related mostly to Europe's currencies strengthening against the United States dollar.

•Consolidated gross profit of $576.4 million increased 17.1% compared to $492.1 million. Consolidated gross profit as a percentage of consolidated net sales increased to 45.5% from 43.3%, primarily due to lower material costs.

•Consolidated income from operations of $252.4 million increased 39.2% compared to $181.3 million. The increase was primarily due to higher gross profit, partly offset by higher operating expenses including cash profit sharing and stock-based compensation, primarily for favorable operating performance.

•The Company's effective income tax rate increased to 25.1% from 24.9%.

•Net income was $187.0 million, or $4.27 per diluted share of the Company's common stock, compared to net income of $134.0 million, or $2.98 per diluted share.

•Cash flow provided by operating activities increased almost $1.5 million to $207.1 million from $205.7 million.

•Cash flow used in investing activities increased approximately $11.9 million to $39.9 million from $28.0 million. Capital expenditures decreased slightly to $32.6 million from $32.7 million.

Management Commentary

“I’m extremely pleased with our strong financial and operational performance in 2020, which we delivered in a highly challenging operating environment amidst the COVID-19 pandemic,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Our net sales improved 11.6% over 2019 to $1.27 billion, the highest in our Company’s history, driven by strong sales volume. As a result, we generated record earnings of $4.27 per diluted share, up 43.3% over 2019. These results would not have been possible without the hard work and dedication of our employees. Their diligence, including strict adherence to protocols to help minimize the spread of COVID-19, has enabled us to continue operating our business with minimal disruptions from the pandemic.”

Mrs. Colonias continued, “Our record 2020 results were further supported by our commitment to position Simpson for long-term sustainable and increasingly profitable growth. In October of 2017, we unveiled a three year 2020 Plan with aggressive targets to maximize our operating efficiencies and drive long term stockholder value. While we elected to withdraw these financial targets in April 2020 due to the significant level of uncertainty surrounding the impact of COVID-19, we continued to execute based on the same underlying principles, focusing on operating efficiencies and cost savings to guide us through the COVID-19 pandemic. At the same time, we also experienced certain tailwinds in our business as a result of COVID-19 related macro-economic conditions; namely, favorable steel prices, temporary reductions in travel and related operating expenses and an increase in repair and remodel activity. Due to the culmination of these factors we were able to meet or exceed nearly all of our ambitious 2020 Plan objectives. We are very proud of this achievement.”

Mrs. Colonias concluded, “Our success in executing the 2020 Plan has created a strong foundation for Simpson. We have achieved solid organic growth, rationalized our cost structure to improve company-wide profitability and improved our working capital management and balance sheet position, in turn, creating value for all key Simpson stakeholders.”

Corporate Developments

•During the quarter, the Company repaid the remaining $75 million borrowed from its $300 million revolving credit facility.

•On January 22, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per share. The dividend will be payable on April 22, 2021 to the stockholders of record as of April 1, 2021.

•On December 16, 2020, the Company's Board of Directors authorized the Company to repurchase up to $100.0 million of the Company's common stock effective January 1, 2021 through December 31, 2021.

•During the quarter, the Company repurchased 150,974 shares of the Company's common stock in the open market at an average price of $89.49 per share, for a total of $13.5 million. For the fiscal year ended December 31, 2020, an aggregate of 1,053,314 shares of the Company's common stock were repurchased on the open market at an average price of $72.33 per share, for a total of $76.2 million of the 2020 share repurchase authorization of $100 million.

Business Outlook

Based on business trends and conditions as of today, February 8, 2021, the Company's outlook for the full fiscal year ending December 31, 2021 is as follows:

•Operating margin is estimated to be in the range of 16.5% to 18.5%.

•The effective tax rate is estimated to be in the range of 25.0% to 26.0%, including both federal and state income tax rates.

•Capital expenditures are estimated to be in the range of $50 million to $55 million.

While the magnitude and duration of the COVID-19 pandemic and its impact on general economic conditions remains uncertain, the Company is continuing to monitor the impact of the outbreak on its operations and financial condition, which was not significantly adversely impacted in fiscal 2020. Please note that ongoing uncertainties surrounding the impact of COVID-19 on the Company’s business, which may include the economic impact on its operations, raw material costs, consumers, suppliers, vendors, and other factors outside of its control, may have a material adverse impact on the Company’s financial outlook.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s fourth quarter 2020 financial results conference call on Monday, February 8, 2021, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/player/index.php?id=143082 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, February 22, 2021, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13715193. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's Web site.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of COVID-19 on our operations and supply chain, and the operations of our customers, suppliers and business partners and those discussed under Part I – Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K, Part II – Other Information – Item 1.A. Risk Factors in our Form 10-Qs for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, and subsequent filings with the SEC. To the extent that COVID-19 adversely affects our business and financial results, it may also have the effect of heightening many of such risk and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net sales	$293,897	$262,510	$1,267,945	$1,136,539
Cost of sales	170,222	152,457	691,561	644,409
Gross profit	123,675	110,053	576,384	492,130
Operating expenses:
Research and development and engineering expense	12,947	11,771	50,807	47,058
Selling expense	27,760	28,097	112,517	112,568
General and administrative expense	43,633	39,333	161,029	157,274
Total operating expenses	84,340	79,201	324,353	316,900
Gain on disposal of assets	(123)	(5,759)	(332)	(6,024)
Income from operations	39,458	36,611	252,363	181,254
Interest income (expense), net and other	403	(503)	(2,799)	(2,897)
Income before taxes	39,861	36,108	249,564	178,357
Provision for income taxes	10,223	8,051	62,564	44,375
Net income	$29,638	$28,057	$187,000	$133,982
Earnings per common share:
Basic	$0.68	$0.63	$4.28	$3.00
Diluted	$0.68	$0.63	$4.27	$2.98
Weighted average shares outstanding:
Basic	43,501	44,466	43,709	44,735
Diluted	43,647	44,684	43,841	44,921
Other data:
Depreciation and amortization	$8,679	$9,358	$38,767	$38,402
Pre-tax equity-based compensation expense	4,047	1,735	13,506	10,434

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2020	2019
Cash and short-term investments	$274,639	$230,210
Trade accounts receivable, net	165,128	139,364
Inventories	283,742	251,907
Other current assets	29,630	19,426
Total current assets	753,139	640,907
Property, plant and equipment, net	255,184	249,012
Operating lease right-of-use assets	45,792	35,436
Goodwill	135,844	131,879
Other noncurrent assets	42,610	38,132
Total assets	$1,232,569	$1,095,366
Trade accounts payable	$48,271	$33,351
Other current liabilities	145,790	125,556
Total current liabilities	194,061	158,907
Operating lease liabilities, net of current portion	37,199	27,930
Deferred income tax and other long-term liabilities	20,366	16,572
Stockholders' equity	980,943	891,957
Total liabilities and stockholders' equity	$1,232,569	$1,095,366

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2020	2019	change *	2020	2019	change *
Net Sales by Reporting Segment
North America	$249,131	$226,840	9.8%	$1,101,891	$972,849	13.3%
Percentage of total net sales	84.8%	86.4%		86.9%	85.6%
Europe	41,836	33,497	24.9%	156,713	155,144	1.0%
Percentage of total net sales	14.2%	12.8%		12.4%	13.7%
Asia/Pacific	2,930	2,173	34.8%	9,341	8,546	9.3%
Percentage of total net sales	1.0%	0.8%		0.7%	0.8%
Total	$293,897	$262,510	12.0%	$1,267,945	$1,136,539	11.6%
Net Sales by Product Group**
Wood Construction	$248,365	$216,870	15%	$1,082,577	$948,768	14%
Percentage of total net sales	85%	83%		85%	84%
Concrete Construction	45,332	45,578	(1)%	184,631	187,462	(2)%
Percentage of total net sales	15%	17%		15%	16%
Other	199	62	N/M	437	309	N/M
Total	$293,897	$262,510	12%	$1,267,945	$1,136,539	12%
Gross Profit by Reporting Segment
North America	$107,517	$99,487	8.1%	$517,380	$435,738	18.7%
North America gross profit margin	43.2%	43.9%		47.0%	44.8%
Europe	14,754	10,006	47.5%	55,541	53,906	3.0%
Europe gross profit margin	35.3%	29.9%		35.4%	35.3%
Asia/Pacific	1,450	768	N/M	3,477	2,692	N/M
Administrative and all other	(46)	(208)	N/M	(14)	(206)	N/M
Total	$123,675	$110,053	12.4%	$576,384	$492,130	17.1%
Income (Loss) from Operations
North America	$36,117	$36,783	(1.8)%	$249,252	$176,329	41.4%
North America operating profit margin	14.5%	16.2%		22.6%	18.1%
Europe	1,296	(2,827)	145.8%	8,396	6,817	23.2%
Europe operating profit (loss) margin	3.1%	(8.4)%		5.4%	4.4%
Asia/Pacific	468	105	N/M	308	(731)	N/M
Administrative and all other	1,577	2,550	N/M	(5,593)	(1,161)	N/M
Total	$39,458	$36,611	7.8%	$252,363	$181,254	39.2%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400